Exhibit 10.58
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
     This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into effective the 31st day of December, 2008, by and between Edward Gaj Jr. (“GAJ”) and NUCRYST Pharmaceuticals Inc., a Delaware corporation (“NUCRYST”).
     WHEREAS, GAJ has been employed by NUCRYST in the Commonwealth of Massachusetts to serve as an employee of NUCRYST and an officer of NUCRYST Pharmaceuticals Corp. (“NPC”) pursuant to terms of employment set forth in that certain Offer of Employment made by NUCRYST dated May 9, 2007 and accepted by GAJ on May 10, 2007, as amended by letter agreement dated January 15, 2008, and accepted by GAJ on January 21, 2008 between NUCRYST and GAJ (the “Employment Agreement”); and
     WHEREAS, GAJ executed an Employee Confidentiality and Non-Compete Agreement (the "Confidentiality Agreement”), executed July 9, 2007 by GAJ and accepted by NUCRYST and NPC on July 10, 2007; and
     WHEREAS, the Confidentiality Agreement contains post-employment obligations and restrictions; and
     WHEREAS, NUCRYST and GAJ desire to terminate amicably GAJ’s employment by NUCRYST; and
     WHEREAS, GAJ is entitled to certain amounts and benefits provided in the Employment Agreement upon the termination of his employment in the absence of this Agreement; and
     WHEREAS, in this Agreement, in consideration of the mutual promises contained herein, NUCRYST has offered GAJ certain separation payments and benefits in lieu of, and greater than, the amounts and benefits provided under the Employment Agreement;
     IT IS HEREBY AGREED by GAJ and NUCRYST as follows:
     1. GAJ acknowledges and agrees that his employment with NUCRYST will be permanently and irrevocably severed, effective December 31, 2008 (the “Termination Date”), that he resigns from his position as officer of NPC as of the Termination Date, and that NUCRYST has no obligation, contractual or otherwise, to hire, rehire or re-employ GAJ in the future. The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and, except as detailed in this Agreement, GAJ’s eligibility to participate in NUCRYST’S benefits programs including, without limitation, NUCRYST’s group medical and dental coverage, 401K, life insurance, health-spending account credits, short and long term disability and out of country medical coverage, ends on the Termination Date. GAJ will receive wages in the amount of $8,705.00 for all work performed by him during the last pay period ending on the Termination Date and his accrued but unused vacation pay in the amount of $16,153.80, less any applicable payroll withholdings, in a paycheck to be issued to him on the Termination Date. GAJ acknowledges and agrees that said amounts represent all wages, including accrued vacation, due and owing to him as of the Termination Date. GAJ’s rights and obligations with regard to any vested Options and/or vested Restricted Stock Options he may have as of the Termination Date, including his right to exercise any of those vested Options and/or Restricted Stock Options after the Termination Date, shall be governed by the terms and conditions set forth in: the Stock Option Agreement, executed by GAJ on July 2, 2007 (the “Option Agreement”); and, the Restricted Stock Unit Award Agreement, executed by GAJ on July 2, 2007 (the “RSU Agreement”).
     2. GAJ, on behalf of himself, his heirs, executors, administrators and assigns and anyone else claiming by, through or under him, for and in consideration of the undertakings of NUCRYST set forth herein, and intending to be legally bound, does hereby release, covenant not to sue and forever discharge NUCRYST, NPC and The Westaim Corporation (“Westaim”), together with their parent and subsidiaries, affiliates, predecessor and successor corporations and business entities, joint ventures, and partners, past, present and future, and its and their agents, directors, officers, employees, stockholders, investors, insurers and reinsurers, assigns, representatives, and attorneys, past, present and future, and its and their assigns, heirs, executors, and administrators, past, present, and future (collectively, the “Releasees”), jointly and severally, of and from and with respect to any and all legally waivable causes of action, suits, debts, contracts, covenants, agreements, promises, torts, damages, claims, complaints, demands and liabilities, indemnity, costs, interest, loss or injury whatsoever of any name, kind and nature, both in law and in equity whether expressed or implied, suspected or unsuspected, howsoever arising (collectively, the “Claims”), which GAJ, or his heirs, executors, administrators and assigns, may heretofore have had, may now have, ever had, or may in the future have against each or any of the Releasees by reason of any matter, cause or thing whatsoever arising at any time prior to and up to and including the effective date of the signing of this Agreement by GAJ, including, without limitation, any and all Claims relating to GAJ’s employment by NUCRYST or the termination of that employment, the discipline of GAJ by any of the Releasees, the compensation for and working conditions of that employment, including, but not limited to, any Claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, M.G.L. c. 151B, and any and all other federal, state or local statutory or common law Claims, now or hereafter recognized, including but not limited to, any Claims for economic loss, compensatory damages, punitive damages, liquidated damages, costs, fees, or other expenses including attorney’s fees incurred in these matters, any Claims concerning wages, lost pay, discretionary pay, benefits, bonuses or variable pay under any of the Releasee’s variable pay program or any gratuitous payments promised by any of the Releasees. Notwithstanding the foregoing, this release shall not apply to any vested rights to retirement, pension, 401(k) plan, or like benefits to which GAJ is otherwise entitled as of the Termination Date.
     3. GAJ acknowledges and agrees that in the absence of this Agreement, upon the Termination Date he would be solely entitled to the amounts and benefits provided for under the terms of the Employment Agreement. In lieu of the amounts and benefits provided under the Employment Agreement, and in full consideration of GAJ’s execution of this Agreement, and his agreement to be legally bound by its terms, NUCRYST agrees to make the following payments and fulfill the following promises after receipt by NUCRYST of GAJ’s signature on this Agreement and after the expiration of the revocation period set forth in paragraph 13(e):
          (a) pay GAJ a lump sum payment of $135,000.00, less applicable tax withholding and deductions, within thirty (30) days after the expiration of the revocation period set forth in paragraph 13(e);
          (b) should GAJ elect to receive continued health insurance and/or dental insurance coverage after the Termination Date pursuant to COBRA, NUCRYST will pay any employee contribution that is required of GAJ for such continued coverage until the earlier of: (i) June 30, 2009; or (ii) the date on which GAJ obtains health insurance and/or dental insurance coverage himself or receives health insurance and/or dental insurance coverage through a new employer, at which time NUCRYST will cease paying GAJ’s contribution; and
          (c) allow GAJ to convert to a personal policy any disability or life insurance policies that are so convertible, in accordance with the terms of such policies, provided that GAJ shall be responsible for any premiums and conversion costs that may be due on such policies after the Termination Date.
     4. GAJ’s continuous service under any and all pension and retirement plans of NUCRYST, NPC and Westaim shall cease as of the Termination Date. With respect to GAJ’s vested interest in such plans, if any, GAJ will be entitled to either a payout of such funds, less any required deductions, or to roll-over such vested funds into another fund or plan. In the event that GAJ elects to roll over the funds into another plan, he shall arrange for the preparation of all documents and other arrangements required to facilitate this process.

     5. Except as expressly set forth in paragraphs 1 and 3 of this Agreement, GAJ expressly agrees that he has been paid all remuneration owed to him by NUCRYST or Releasees as a result of his employment by NUCRYST in any capacity, the termination of that employment, the termination of the Employment Agreement, or for any other reason, including but not limited to all accrued salary, wages, perquisites, variable pay, vacation pay, bonus pay, profit-sharing, stock options, restricted stock award units, stock, expenses, termination benefits, special incentive payments, or any other compensation, with the sole exception of any accrued benefits under any qualified retirement plan maintained by NUCRYST in which GAJ has participated, and that NUCRYST and Releasees do not have, and will not have, any obligation to provide GAJ at any time in the future with any other payments, benefits, or consideration.
     6. Except as expressly set forth herein, the parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein.
     7. GAJ acknowledges and agrees that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute, regulation or law, or of any duty owed by any of the Releasees to GAJ, or of any wrongdoing to GAJ by any of the Releasees, and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with and by NUCRYST in any capacity.
     8. GAJ agrees, covenants and promises to keep the terms of this Agreement confidential and not to take any steps to publicize the fact or terms of this Agreement, even if this Agreement is disclosed by any of the Releasees. GAJ represents that he has not communicated or disclosed, and will not hereafter communicate, discuss or disclose, the terms of this Agreement to any persons except, as he may be required by local, state or federal law or regulation or by compulsory process of law, and provided that in case of such requirement he shall notify NUCRYST within forty-eight (48) hours of such requirement in writing, and except for disclosures to members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms. Nothing herein shall restrict NUCRYST or any of the Releasees from disclosing the fact or terms of this Agreement.
     9. GAJ agrees and covenants that, without the written consent of the President and CEO of NUCRYST, GAJ will not enter upon or otherwise gain access to physical properties or databases of NUCRYST, NPC or Westaim after the Termination Date. GAJ further covenants that he will not take any other action which has the intent or effect of bringing harm to NUCRYST, NPC, Westaim, or their respective businesses, properties, management, directors or affiliates. Without limiting the foregoing, GAJ agrees not to interfere in any manner with the relationships of NUCRYST, NPC or Westaim with their respective customers, suppliers, stockholders or employees.
     10. GAJ agrees and covenants not to disparage or to make any statement to any third party reflecting negatively on NUCRYST or any of the Releasees, or on any product, technology, business, services or employees of NUCRYST or any of the Releasees, publicly or privately. Nothing in this paragraph shall preclude GAJ, NUCRYST or any of the Releasees from communicating or testifying truthfully to the extent expressly required or protected by law, as a party in litigation, by the proper inquiry of a state or federal governmental agency, by a subpoena to testify issued by a court of competent jurisdiction, or in any action to enforce the terms of this Agreement.
     11. GAJ acknowledges that he has entered into the Confidentiality Agreement with NUCRYST and NPC, and he understands and agrees that he continues to be bound by the terms of said agreement. In addition, GAJ agrees that he shall keep entirely secret and confidential, and shall not disclose to any person or entity, in any fashion or for any purpose whatsoever, any information that is not available to the general public regarding any of the Releasees to which GAJ has had access or about which he heard during the course of his employment by NUCRYST, including (without limitation) any information relating to the business or operations of NUCRYST, NPC and/or Westaim; their plans, strategies, prospects or objectives; their products, technology, processes or specifications; their research and development operations or plans; their customers and customer lists; their manufacturing, distribution, procurement, sales, service, support and marketing practices and operations; their financial conditions and results of their operations; their operational strengths and weaknesses; and their personnel and compensation policies, procedures and transactions.
     12. GAJ acknowledges that breach by him of any of the covenants or provisions set forth herein, including a breach of his obligations under the Confidentiality Agreement, would cause NUCRYST and NPC severe and irreparable harm. Accordingly, in the event of an actual or threatened breach by GAJ of any of the covenants or provisions set forth herein or in the Confidentiality Agreement, each of NUCRYST and NPC will be entitled to seek an injunction restraining GAJ from violating such covenants or provisions without the posting of a bond. The seeking of any such injunction shall not affect the right of NUCRYST or NPC to seek and obtain damages on account of any such actual or threatened breach of the covenants or provisions of this Agreement or the Confidentiality Agreement. GAJ also shall be responsible to pay the costs and expenses to NUCRYST and NPC, including attorneys’ fees, arising out of the commission by GAJ of any breach of said covenants.
     13. GAJ hereby certifies that:
          (a) he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge the Releasees from any legal action arising out of his employment by and with NUCRYST, the terms and conditions of that employment relationship, and the termination of that employment relationship;
          (b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him;
          (c) the payments, benefits, promises and undertakings performed, and to be performed, as set forth in this Agreement exceed and are greater than the payments and benefits, if any, to which he would have been entitled had he not executed this Agreement;
          (d) he has been informed that he has forty-five (45) calendar days to consider whether or not to sign this Agreement, and has signed on the date indicated below after concluding that this Agreement is satisfactory; if GAJ elects not to take the full forty-five (45) days to consider this Agreement, he agrees that he has done so knowingly, voluntarily, and with full understanding that he is waiving a statutory right to consider this Agreement for forty-five (45) days;
          (e) he has been informed that he has the right to revoke this Agreement for a period of seven (7) calendar days following his execution of this Agreement by giving written notice to NUCRYST, and that this Agreement shall not be effective, enforceable, final or binding until this seven (7) day period has expired;
          (f) he understands and agrees that if he revokes this Agreement, pursuant to paragraph 13(e), that NUCRYST shall have no obligation to provide GAJ with any of the payments or benefits provided in paragraph 3 of this Agreement other than the amounts that would be required per the terms of the Employment Agreement, and that no other payments or benefits will be provided in lieu of such;
          (g) he has been informed in writing, in a manner understandable to GAJ, of the job titles and ages of all individuals who have also been selected for reduction-in-force, the eligibility factors for the reduction-in-force and any applicable time limits, as well as the job titles and ages of the individuals in the same job classifications or organizational unit who were not eligible or selected for the reduction-in-force; and
          (h) he has been and is hereby advised by NUCRYST to consult with an attorney prior to signing this Agreement, and he has in fact done so with his counsel of choice.

     14. GAJ represents that he has returned or forthwith will return all property of NUCRYST, NPC and Westaim including, but not limited to, keys, files, records (and copies thereof), cellular phones and pagers, which are in his possession or control; provided that GAJ may retain the laptop computer and blackberry provided to him following NUCRYST’s removal from such computer of: (i) all confidential and/or proprietary information of NUCRYST, NPC and Westaim; and (ii) all licensed software which is not freely transferable by NUCRYST. Subject to the foregoing, GAJ further agrees to leave intact all electronic information and documents of NUCRYST, NPC, and Westaim including those which he developed or helped to develop during his employment. GAJ represents and agrees that after the Termination Date, he will continue to abide by the post-employment obligations and restrictions set forth in the Confidentiality Agreement, and that his obligations under the Confidentiality Agreement survive the termination of his employment by NUCRYST.
     15. GAJ represents and warrants that he has not filed any complaints, claims, charges or lawsuits against any of the Releasees with any governmental agency or any court and that he will not do so any time hereafter. To the extent permitted by applicable law, GAJ further agrees that he will not recommend or suggest to any federal, provincial or local government agency or potential claimants against or employees of Releasee that they initiate any claim or lawsuit against any of the Releasees and GAJ will not voluntarily aid, assist or cooperate with any claimants against or employees of any of the Releasees in bringing such claims and lawsuits. If any agency or court assumes jurisdiction of any complaint or charge against any of the Releasees on behalf of GAJ, or any class of which he may be a member, he shall request the agency or court to withdraw from the matter insofar as it affects him. Additionally, he shall not in any way benefit financially from any litigation brought or conducted by such agency or court and shall take all reasonable steps necessary to refuse any compensation in connection with any damages claimed in connection therewith. Nothing in this paragraph shall be construed to prevent GAJ from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process during any future legal proceeding involving any of the Releasees.
     16. This Agreement constitutes the entire agreement between GAJ and NUCRYST with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or understandings, whether written or oral, between the parties, including the Employment Agreement, except that GAJ’s Confidentiality Agreement, the Option Agreement, and the RSU Agreement, continue in force and effect and shall survive the termination of the Employment Agreement and the termination of GAJ’s employment according to their respective terms. GAJ acknowledges that neither NUCRYST, nor any of the Releasees, have made any promise, representation or warranty whatsoever, express or implied, written or oral, other than the express written representations herein. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both GAJ and NUCRYST.
     17. This Agreement shall be governed, interpreted and enforced by and under the laws of the Commonwealth of Massachusetts, without regard to choice of law principles, except where federal law controls. This Agreement shall be enforced by the federal or state courts located in the Commonwealth of Massachusetts. GAJ consents to the personal jurisdiction of such courts, and waives any jurisdiction or venue defenses otherwise available to him. GAJ hereby irrevocably and unconditionally waives his rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any of the transactions contemplated in this Agreement. Should any provision of this Agreement be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable and if such provision cannot be modified to be enforceable, such provision shall immediately be deemed not a part of this Agreement and the validity of the remaining provisions shall not be affected and shall remain in full force and effect. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any party.
     18. GAJ recognizes and acknowledges that Releasees may seek the assistance, cooperation or testimony of GAJ in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding arising out of matters within the knowledge of GAJ and related to his position as an employee of NUCRYST in any capacity, and in any such instance, GAJ represents and warrants that he shall provide such assistance, cooperation or testimony and Releasees shall pay GAJ’s reasonable costs and expenses in connection therewith.

     19. GAJ agrees that, for a period of eighteen (18) months after the Termination Date, he shall notify NUCRYST in writing of any change of residence address and of any subsequent employment (stating the name and address of the employer and providing a description of the title and duties of the position) or of any other business activity.
     20. This Agreement shall be binding upon and inure to the benefit of: (i) GAJ and his heirs, administrators, executors, legal representatives and permitted assigns; (ii) NUCRYST and its predecessors, successors, parent companies, affiliate companies, subsidiary companies and assigns; and (iii) the Releasees and their respective heirs, administrators, executors, legal representatives, predecessors, successors, affiliate companies, subsidiary companies and assigns. GAJ may not assign his rights or obligations under this Agreement without the prior written consent of NUCRYST.
     21. Any notice required to be given to any party under any provision of this Agreement shall be made in writing, by first class mail, to the following addresses:
To NUCRYST: to the attention of General Counsel, NUCRYST Pharmaceuticals Corp., 10102 -114 Street, Fort Saskatchewan, Alberta T8L 3W4.

To GAJ: to the attention of Edward Gaj, Jr., 20 Sugarbush Lane, Andover, MA 01810.
     22. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purpose of this section, the delivery by facsimile or by electronic delivery of a PDF of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement and may be relied upon as an original. Notwithstanding the foregoing, the party delivering a facsimile or PDF copy shall deliver an original executed counterpart of this Agreement as soon as possible after delivering the facsimile or PDF copy.
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Confidential Separation Agreement and General Release to be effective as of the date written above.

NUCRYST PHARMACEUTICALS INC.
By:	/s/Thomas E. Gardner
Thomas E. Gardner
Chairman & CEO

PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.
Signed by GAJ at 3pm on this 24 day of December, 2008.

/s/Edward Gaj Jr

Edward Gaj Jr.

ATTACHMENT
The following is a listing of the job titles and ages of the individuals who have been selected for reduction-in-force as well as the job titles and ages of the individuals in the same job organizational unit who were not selected for a reduction in force as of December 31, 2008. Due to changing business requirements, the relocation of the executive headquarters to Princeton, New Jersey, and the need to reduce expenses, NUCRYST must institute a reduction-in-force. Reductions were determined based on the corporate objectives and associated business requirements, ability to relocate, years of relevant experience, job skills and abilities required to support the achievement of business requirements and corporate objectives.

		No.	No. Not
Job Title	Age	Selected	Selected
Senior Formulation Scientist, Pharmaceutical Services	72	1	0

Chairman of the Board, President & CEO	61	0	1

Vice President, Chief Financial Officer	42	0	1

Executive Assistant, Finance	37	1	0

Vice President, Corporate Development	52	1	0

Associate Director, Business Development	31	0	1